EXHIBIT 9.1.3

                      CUSTOMER ASSIGNMENT AGREEMENT

    This Customer Purchase Agreement (this "Agreement") is made and entered on September 2, 2005, by and between O2 HR, LLC (the "Buyer") and Certified Staffing Services Corporation (the "Seller"). The Buyer and the Seller are referred to herein individually as a "Party" and collectively as the "Parties."

                                 RECITALS

    WHEREAS, this Agreement contemplates a transaction in which simultaneously with the execution and delivery of this Agreement the Buyer will purchase, and the Seller will sell and assign to Buyer, the customer contracts of the professional employer organization services business (the "PEO Business") of the Seller.

    NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

    1.0 DEFINITIONS. For purposes of this Agreement and the Acquisition Documents, the capitalized terms shall have the meanings set forth in the attached Glossary of Terms.

    2.0 BASIC TRANSACTION.

    2.01 Purchase and Sale of Client Service Agreements. Upon and subject to the terms and conditions of this Agreement and the Assignment and Assumption Agreement set forth as Exhibit 2.01, simultaneously with the execution and delivery of this Agreement, the Buyer is purchasing from the Seller, and the Seller is selling, transferring, conveying, assigning, and delivering to the Buyer, the Client Service Agreements between Seller and the Transferred Customers set forth in Schedule 3.05 (the ""Client Service Agreements") and related good will, free and clear of all liens, claims, charges, Security Interests, and encumbrances of any kind or nature.

    2.02 Purchase Price and Payment. The purchase price ("Purchase Price") for the Client Service Agreements is $783,574. The Purchase Price shall be paid by delivery of a promissory note in the form of
Exhibit 2.02 (the "Note"), providing for principal only payments for a period of five years. Buyer shall have the right and option to offset current (i.e. within 31 days) monetary obligations due Buyer from Seller from current monetary obligations due from Buyer to Seller under the Note.

    2.03 Escrow. The Purchase Price cash proceeds shall be placed in an escrow account established pursuant to the Escrow Agreement attached as Exhibit 2.03.

    2.04 Guaranty, As a condition to entering into the transactions contemplated hereby Buyer has required Seller to enter into the Guaranty attached as Exhibit 2.04.

    2.05 The Closing. The consummation of the transactions contemplated hereby (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement on September 2, 2005 (the "Closing Date"). The Closing shall be effective and deemed to occur for all purposes at 12:01 a.m. Monday, August 29, 2005 (the "Effective Time").

    2.06 Deliveries at the Closing. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

        (a) the Seller has executed, acknowledged (if appropriate) and delivered to the Buyer:

            (i) the Escrow Agreement;
            (ii) the Guaranty; and
            (iii) the Assignment and Assumption Agreement

        (b) the Buyer has executed, acknowledged (if appropriate), and delivered to the Seller:

            (i) the Assignment and Assumption Agreement;
            (ii) the Note; and
            (iii) the Escrow Agreement.

    3.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that:

    3.01 Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Seller (as amended to date).

    3.02 Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations in all respects as required by the Acquisition Documents. The board of directors and stockholders of the Seller have duly authorized the execution, delivery and performance of the Acquisition Documents to which Seller is a party. The Acquisition Documents constitute valid and legally binding obligations of the Seller, enforceable in accordance with their terms and conditions, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

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    3.03 Non-contravention. Neither the execution and delivery of the
Acquisition Documents, nor the consummation or performance of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of the charter or bylaws of the Seller, or
(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Client Service Agreements is subject
(or result in the imposition of any Security Interest upon any of its Client Services Agreements), or a material adverse effect on the ability of Seller to consummate the transactions contemplated in the Acquisition Documents.

    3.04 Title to Client Service Agreements. Seller has good title to all of the Client Service Agreements, free and clear of all Security Interests or restrictions on transfer.

    3.05 Schedule of Transferred Clients. Schedule 3.05 identifies the Transferred Clients. The annualized gross revenues derived by Seller from the Transferred Clients was not less than $19,500,000 during the four week period commencing July 11, 2005 and ending August 7, 2005.

    3.06 Client Service Agreements. As to the Seller and to the Knowledge of the Seller as to any other party: (i) each Client Service Agreement is legal, valid, binding, enforceable and in full force and effect, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles; (ii) neither the Seller nor any other party to any Client Service Agreement is in material breach or default (including with respect to payment of fees and expenses or the giving of notices), and, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any Client Service Agreement; and (iii) no party to any Client Service Agreement has repudiated to the Seller any provision thereof or indicated to the Seller its intent to cancel such Client Service Agreement.

    3.07 Worksite Employees.

        (a) The Seller is not a party to or bound by any collective bargaining agreement related to any Transferred Client or any Worksite Employees. The Seller has not, since January 1, 2004, experienced any strikes, grievances, claims of unfair labor practices as against the Seller, or other collective bargaining disputes involving the Seller, related to any Transferred Client or Worksite Employees. Since January 1, 2004, Seller has not committed or been charged or threatened with a charge of any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Transferred Client or any Worksite Employees.

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

        (b) The Seller is in material compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of its Worksite Employees, including applicable wage and hour laws, fair employment laws, safety laws, workers' compensation statutes, unemployment laws, and social security laws. With respect to the Seller and the PEO Business, there are no pending or, to the Knowledge of the Seller, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other Labor Claims. Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. There is no outstanding agreement or arrangement to which the Seller is a party with respect to severance payments with respect to any Worksite Employee.

    3.08 Disclosure. No representation or warranty of the Seller in this Agreement or in any Schedule furnished by the Seller, or in connection with the transactions contemplated herein, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, and all such representations, warranties and Schedules are true and complete.

    4.0 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that:

    4.01 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations thereunder. No approval of the members of the Buyer is required in order for the Buyer to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions.

    4.02 Non-contravention. Neither the execution and the delivery of the Acquisition Documents to which it is a party, nor the consummation of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or
(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Acquisition Documents.

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

    4.03 Organization and Qualification. Buyer is an Illinois limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to carry on its current business and to own, use and sell its assets and properties.

    5.0 POST-CLOSING COVENANTS. The Parties agree with respect to the period following the Closing:

    5.01 General; Access.

        (a) If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of the Acquisition Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

        (b) For a period of six years after the Closing Date the Seller and its representatives shall have reasonable access to all of the Books and Records transferred to Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Seller prior to the Effective Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.01. If the Buyer shall desire to dispose of any of such Books and Records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such Books and records as the Seller may select.

        (c) For a period of six years after the Closing Date, the Buyer and its representatives shall have reasonable access to all of the Books and Records relating to the Client Service Agreements which the Seller may retain after the Closing Date. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section
5.01. If the Seller shall desire to dispose of any of such Books and records prior to the expiration of such six-year period, the Seller shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer's expense, to segregate and remove such Books and records as the Buyer may select.

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

    5.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Acquisition Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring prior to the Effective Time involving the Seller, each of the other Parties will cooperate with each other and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their Books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor).

    5.03 Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any Transferred Client from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all Transferred Client inquiries relating to the Client Service Agreements to the Buyer from and after the Closing. The Seller shall cooperate with and use commercially reasonable efforts to assist the Buyer in obtaining any required consents of other parties to assignments of any of the Client Service Agreements not obtained prior to the date hereof. The Buyer shall be entitled to all payments under the Client Service Agreements attributable to services performed by the Buyer (or its designee) under any Client Service Agreement from and after the Effective Time, and the Seller shall be entitled to all amounts paid by Transferred Clients under the Client Service Agreements for services performed by the Seller prior to the Effective Time. Each Party shall promptly deliver to the other any money or document it receives that belongs to the other Party.

    5.04 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

        (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller and the Buyer agree
(i) to retain all Books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such Books and records and, if the party so requests, to allow the other party to take possession of such Books and records.

        (b) The Buyer and the Seller further agree, upon reasonable request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax imposed (including with respect to the transactions contemplated herein).

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

    6.0  REMEDIES FOR BREACHES OF THIS AGREEMENT.

    6.01 Survival of Representations, Warranties, Covenants and
Agreements.

        (a) All of the representations and warranties of the Seller shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect until the fifth anniversary of the Closing Date.

        (b) All of the representations and warranties of the Buyer shall survive the Closing (even if the Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect until the fifth anniversary of the Closing Date.

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

    6.02 Indemnification Provisions for Benefit of the Buyer.

        (a) In the event that the Seller breaches any of its representations, warranties, covenants and agreements contained in this Agreement, and, provided that the Buyer makes a written claim for indemnification against the Seller within the time period set forth in Section 6.01(a), the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of or caused by the breach. The Parties acknowledge that Seller is in breach of numerous representations and warranties made herein and that, notwithstanding such acknowledgement and Buyer's prior awareness thereof, Buyer shall be entitled to indemnification therefore in accordance herewith.

        (b) The Seller also agrees to indemnify the Buyer and its affiliates, officers, employees, agents and representatives (the "Indemnified Parties") from and against the entirety of any Adverse Consequences the Indemnified Parties may suffer resulting from, arising out of, in connection with, or caused by:

           (i) any liability, act, event, occurrence or circumstances in respect of or relating to the Client Services Agreements and PEO Business of Seller that occurred prior to the Effective Time;
           (ii) any Liability of the Seller for unpaid Taxes with respect to any Tax year or portion thereof ending before the Effective Time (or for any Tax year beginning before and ending after the Effective Time to the extent allocable to the portion of such period beginning before and ending immediately prior to the Effective
Time),
           (iii) any liability not expressly assumed by Buyer; or
           (iv) any Adverse Consequences suffered by an Indemnified Party in defending or otherwise becoming involved in any proceeding directly or indirectly relating to the transactions contemplated hereby, including without limitation actions by Seller's creditors involving the Indemnified Parties, and specifically including as Adverse Consequences 150% of the time value of Buyer's employees lost to involvement in any such proceedings, but excluding actions as to which Seller enjoys a right to indemnification hereunder and excluding actions wherein the Indemnified Party is adjudged to have acted with criminal intent.

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

Any amounts due Buyer or an Indemnified Party from Seller hereunder may be satisfied by Buyer offsetting its obligations under the Note or under any other monetary obligation owing to Buyer from Seller.

    6.03  Indemnification Provisions for Benefit of the Seller.

        (a) In the event the Buyer breaches any of its representations, warranties, covenants and agreements contained in this Agreement and provided that the Seller makes a written claim for indemnification against the Buyer prior to the first anniversary of the Closing Date, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, or caused by the breach.

        (b) The Buyer also agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, in connection with, or caused by:
            (i) any act, event, occurrence or circumstances in respect of or relating to the Client Service Agreements that occurs after the Effective Time, other than an act, event, occurrence or circumstance which is subject to indemnification under Section 6.02;
            (ii) any Liability of the Buyer for unpaid Taxes with respect to any Tax year or portion thereof ending after the Effective Time (or for any Tax year beginning before and ending after the Effective Time to the extent allocable to the portion of such period beginning after the Effective Time);
            (iii) any Assumed Liability.

    6.04 Matters Involving Third Parties.

        (a) If any Third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

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

        (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
(i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third party Claim that the Indemnifying Party will assume the defense of such Third party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third party Claim and fulfill its indemnification obligations, (iii) the Third party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third party Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third party Claim actively and diligently. So long as the Indemnifying Party is conducting the defense of the Third party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third party Claim.

       (c) In the event any of the conditions in Subparagraph 6.04(b) is or becomes unsatisfied, (i) the Indemnified Party may assume the defense of the Third party Claim with counsel of its choice, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for any Adverse Consequences suffered by the Indemnified Party in defending against the Third party Claim, and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third party Claim to the fullest extent provided by this Agreement.

        (d) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third party Claim if such settlement would obligate the indemnifying Party to pay money, perform obligations or admit liability without the prior written consent of the Indemnified Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third party Claim if such settlement would obligate the Indemnified Party to pay money, perform obligations or admit liability without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

    6.05 Exclusive Remedies. Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), this Article 6.0 and Section 7.11 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

    6.06 Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Adverse Consequences upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Adverse Consequences that are indemnifiable hereunder.

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

    7.0   MISCELLANEOUS.

    7.01 Worksite Employee Benefits. The Parties shall cooperate to ensure an orderly transition of healthcare and other benefits for the Worksite Employees to plans sponsored by Buyer.

    7.02 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law.

    7.03 No Third party Beneficiaries. Except as set forth in Section 6.02, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    7.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that Buyer may assign this Agreement in connection with a transfer of all or substantially all of its assets and business.

    7.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of facsimile signature pages shall have the same legal and evidentiary effect as delivery of original signature pages.

    7.06 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    7.07 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    7.08 Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein.

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    7.09 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
References to the singular shall include the plurals and vice versa.

    7.10 Incorporation of Exhibits and Schedules. The Exhibits,
Glossary of Terms, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    7.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    7.12 Governing Law, Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of any state court sitting in Jefferson County, Kentucky in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such State Court. The parties hereby irrevocably waive, to the fullest extent they may do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereby consent and agree that the summons and complaint and any other process which may be served in any such action or proceeding may be served by mailing (by registered or certified mail) or delivering a copy of such process to the opposing party at its address set forth below. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    IN WITNESS WHEREOF, the Parties hereto have executed this Customer Assignment Agreement on the date first above written.

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

O2 HR, LLC



BY: /s/ Thomas Bean
    -------------------
    Thomas Bean, Manager

Address:
11921 Brinley Ave.
Louisville, KY  40243

CERTIFIED STAFFING SERVICES CORPORATION


BY: /s/ Danny Pixler
    -------------------
    Danny Pixler, President

Address:
222 Grace St.
Suite 300
Port Chester, NY  10573


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                           GLOSSARY OF TERMS

    1.0 Definitions.

    "Acquisition Documents" means this Agreement and all transfer documents, assumption agreements or other documents or agreements related to the consummation of the transactions contemplated in this Agreement.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, in each case, net of any insurance proceeds received in respect thereof, including without limitation punitive, special or consequential or opportunity cost damages of any kind or the loss of anticipated or future business profits.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

    "Books and Records" means all existing data, data bases, books, records, correspondence, records of sales, client lists, files, papers, and, to the extent permitted under applicable law or regulation, copies of historical personnel, payroll and medical records of the Worksite Employees in the possession of the Seller, including employment applications, corrective action reports, disciplinary reports, other similar documents, and any summaries of such documents prepared by a Transferred Client or the Seller and in the possession of the Seller; all reported workers' compensation or medical claims made for each Worksite Employee; and all manuals and printed material of the Seller relating to the Worksite Employees and the Transferred Clients.

    "Client Service Agreement" means each contract between the Seller, on the one hand, and a client, on the other hand, pursuant to which the Seller provides PEO Services to such client.

    "Governmental Body" means any federal, state, local, municipal, foreign or other government or any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers).

    "Knowledge" means actual knowledge and with respect to the Seller such knowledge after due inquiry.

    "Labor Claims" means claims based on an employment relationship or termination of an employment relationship.

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    "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

    "PEO Services" means the services provided by the Seller to the Transferred Clients under Client Service Agreements as part of the PEO Business.

    "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

    "Representative" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

    "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including t axes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Transferred Client" and "Transferred Clients" means individually and collectively each client who is party to a Client Service
Agreement with Seller.

    "Worksite Employees" means the employees of the Transferred
Clients who by reason of the Client Service Agreements are also employed by Seller.

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Schedule 3.05 - Transferred Clients

                      [intentionally deleted]


Exhibit 2.01 - Assignment and Assumption Agreement



                   ASSIGNMENT AND ASSUMPTION AGREEMENT


    Certified Staffing Services Corporation ("Assignor") hereby assigns to O2 HR, LLC ("Assignee"), and Assignee hereby assumes, Assignor's obligations and rights under the Client Service Agreements with the Transferred Clients set forth in Schedule 3.05 of the Customer Assignment Agreement between them dated the date hereof
(the "Agreement"), in partial consideration of the purchase price paid by Assignee to Assignor under the Agreement. Assignor hereby also transfers to Assignee the good will associated with the Client Service Agreements and the Books and Records, as defined in the Agreement.

Dated: September 2, 2005

O2 HR, LLC


BY: /s/ Thomas Bean
   ---------------------------
      Thomas Bean, Manager

CERTIFED STAFFING SERVICES CORPORATION


BY: /s/ Danny Pixler
   ---------------------------
      Danny Pixler, President

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Exhibit 2.03 - Promissory Note



                          PROMISSORY NOTE

$783,574                                            September 2, 2005


FOR VALUE RECEIVED, O2 HR, LLC (the "Maker"), hereby promises to pay to Certified Staffing Services Corporation ("Payee"), Seven Hundred, Eighty Three Thousand, Five Hundred and Seventy Four Dollars payable in 60 consecutive equal monthly payments in the amount of Thirteen Thousand, Fifty Nine Dollars and Fifty Seven Cents ($13,059.57) on the 1st day of each month beginning October 2, 2005, and continuing until the entire indebtedness is fully paid. Except as provided below, the Note shall bear no interest. Maker shall have the right to prepay this Note without penalty or charge of any kind. Maker shall make all payments hereunder to the Escrow Agent as provided in the Escrow Agreement between Maker and Payee dated the date hereof.

    If any deficiency in the payment of any installment under this
Note is not made good prior to twenty (20) days after same becomes due and payable, the entire balance shall at once become due and payable at the option of the holder of this Note upon written notice to Maker. In the event of default hereunder, the unpaid balance shall bear interest at ten percent (10%) per annum. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

    Presentment, demand and protest, and notices of protest, dishonor, and non-payment of this Note and all notices of every kind are hereby waived. No single or partial exercise of any power hereunder shall preclude the other or further exercise thereof or the exercise of any other power. No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. Maker shall pay Payee's reasonable costs of collection in the event of default hereunder.

    This Note shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky. Section 7.12 of the Customer assignment agreement between Maker and Payee is incorporated herein by reference.

MAKER:
O2 HR, LLC


BY: /s/ Thomas Bean
   -------------------------
      Thomas Bean, Manager

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Exhibit 2.03 - Escrow Agreement

                           ESCROW AGREEMENT

    This is an Escrow Agreement dated as of September 2, 2005 between O2 HR, LLC ("Buyer"), Certified Staffing Services Corporation
("Seller") (Buyer and Seller being, collectively, the "Parties") and Judson Wagenseller (the "Escrow Agent").

                              Recitals

    Buyer will be depositing certain funds with Escrow Agent pursuant to a promissory note of Buyer to Seller dated the date hereof (the "Escrowed Funds"), and the Parties desire that the Escrowed Funds be retained and disbursed for the benefit of Seller's creditors who have or may have a security interest in the Escrowed Funds or in the property of Seller transferred pursuant to the Customer assignment agreement between them dated the date hereof.

                             Agreements

    1. Agency, Investment. The Escrow Agent shall act as escrow agent for the parties in accordance with the terms and conditions of this Agreement. The Escrowed Funds shall be deposited with such institution(s) and invested in such investments as directed by the Parties in writing from time-to-time.

    2. Release. The Escrow Agent shall from time-to-time release Escrowed Funds, together with accumulated interest thereon (if any), upon receipt of a joint instruction from the Parties, or in the event of a dispute as to disposition of the Escrowed Funds between the Parties, upon receipt of a direction from the authority resolving such dispute (i.e. the arbitrator or court).

    3. Termination. Escrow Agent's services hereunder shall terminate upon satisfaction of the Note and disbursement of all the Escrowed Funds.

    4.  Provisions Concerning the Escrow Agent.

        4.1 Escrow Agent may resign and be discharged from their duties hereunder at any time by giving notice of such resignation to the Parties specifying a date when such resignation shall take effect. The Parties may jointly remove the Escrow Agent as escrow agent by giving notice of such removal to the Escrow Agent and specifying a date when such removal shall take effect. Upon such notice, the Parties shall appoint a successor escrow agent, such successor escrow agent to become escrow agent hereunder upon the resignation or removal date specified in the appropriate notice. Escrow Agent shall continue to serve until the successor accepts the escrow and receives the funds.

        4.2 Escrow Agent undertakes to perform such duties as are specifically set forth herein and may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument, or signature believed by them to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so.

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        4.3  The Escrow Agent shall not be liable for any action
taken or omitted to be taken by it in good faith and believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for any action taken or omitted to be taken by it in good faith, and in accordance with the advice of counsel (which counsel may be of Escrow Agent's own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

        4.4 The Parties agree to indemnify the Escrow Agent and hold them harmless against any and all liabilities incurred by them hereunder, except in the case where such liabilities result from their own willful misconduct or gross negligence.

    5. Settlement of Disputes. Any dispute that may arise under this Agreement with respect to the delivery or ownership or right of possession of the Escrowed Funds, or the duties of the Escrow Agent hereunder, shall be settled either by mutual agreement of the parties concerned (evidenced by appropriate instructions in writing to the Escrow Agent signed by all of the parties) or by binding arbitration, or by a final order, decree, or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected), all costs and expenses of which (including reasonable attorney's fees) shall be borne by the parties against which the dispute is settled. Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. Prior to the settlement of any such dispute, Escrow Agent is authorized and directed to retain the Escrowed Funds in its possession without liability to anyone.

    6. Miscellaneous. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of laws principles. Section 7.12 of the Customer assignment agreement is hereby incorporated by reference. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. There shall be no third party beneficiaries to this Agreement. Escrow Agent shall receive no compensation in connection with their duties hereunder.

    IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                    [intentionally left blank]

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                [signature page to Escrow Agreement]



SELLER:
CERTIFIED STAFFING SERVICES CORPORATION



BY: /s/ Danny Pixler
   -------------------------
   Danny Pixler, President


BUYER:
O2 HR, LLC



BY: /s/ Thomas Bean
   -------------------------
   Thomas Bean, Manager

ESCROW AGENT:

/s/ Judson Wagenseller
-------------------------
Judson Wagenseller

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Exhibit 2.04 - Guaranty


                                GUARANTY

    In consideration of O2 HR, LLC entering into the Customer assignment agreement with Certified Staffing Services Corporation ("Guarantor"), Guarantor hereby guarantees to O2 the timely and complete performance by Certified Services, Inc. and Certified HR Services Company II (the "Obligors") of all of Obligors' obligations to O2 provided in the Purchase Agreement between O2 and Certified Services, Inc., the Customer assignment agreement between O2 and Certified HR, and in the Guaranty of Certified HR to O2, each dated the date hereof. Guarantor's obligations hereunder shall not exceed $9 million and shall terminate on the sixth anniversary date hereof. O2 may proceed forthwith against the Guarantor to obtain performance and payment of any amount owing O2 from an Obligor without first proceeding against the Obligor or availing itself of any other remedies they may have. Section 7.12 of the Customer Assignment Agreement between Guarantor and O2 is hereby incorporated by reference.


CERTIFIED STAFFING SERVICES CORPORATION


BY: /s/ Danny Pixler
   -------------------------------
      Danny Pixler, President

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